EXHIBIT 99.1
Sunair Services Corporation to Sell Sunair Communications, Inc.
FORT LAUDERDALE, Fla., Sept. 6 — Sunair Services Corporation (the Company) (Amex: SNR — News) today announced that it has signed an agreement to sell its high frequency radio subsidiary, Sunair Communications, to a private investor group that includes James E. Laurent, President of Sunair Communications, and Synnott B. Durham, CFO of the Company and CFO of Sunair Communications, for $5.0 million, consisting of $3.0 million in cash and $2.0 million in the form of a promissory note. Additionally, the Company will retain cash, accounts receivable and other assets of Sunair Communications worth approximately $300,000. As part of the sale, the Company has agreed to repurchase from Messrs. Durham and Laurent shares of its common stock valued at approximately $200,000, the proceeds from which will be credited toward the cash portion of the purchase price. The Company expects to close the transaction within the next ten days.
The Company has also entered into an agreement to sell the real property currently occupied by Sunair Communications for $2.7 million in cash, which is expected to close in approximately 75 days.
Messrs. Durham and Laurent intend to resign from their respective offices after the closing. The Board of Directors of the Company has elected Edward Carriero, CFO of the Company’s wholly owned subsidiary, Middleton Pest Control, to serve as the Company’s interim CFO subsequent to Mr. Durham’s resignation.
The Company has been considering the sale of its legacy operations and with the sale of this subsidiary, the Company will have completed the divestiture of the most substantive portion of its legacy operations. Proceeds from the sale will be used for internal growth and acquisitions in the core pest control and lawn care services business and to pay down debt.
Commenting on the sale, John J. Hayes, the Company’s chief executive officer said, “With these transactions the Company will receive proceeds of approximately $8 million dollars. The divestiture of our high frequency radio operations represents a key transaction for us in our transition to a pure-play pest control and lawn care services company. A portion of the proceeds realized from the sale will be redeployed to continue our aggressive tuck-in acquisition and internal growth strategy in our Southeastern United States platform. We began this transition in June 2005 when we acquired Middleton Pest Control.”
ABOUT SUNAIR
Sunair Services Corporation, a Florida corporation, through its wholly owned subsidiary, Middleton Pest Control, Inc., with headquarters located in Orlando, Florida, provides pest control and lawn care services to both residential and commercial customers. Middleton Pest Control provides essential pest control services and protection against termites and insects to homes and businesses. In addition, Middleton Pest Control supplies lawn care services to homes and businesses, which includes fertilization treatments and protecting against disease, weeds and insects for lawns and shrubs. Through its wholly owned subsidiary, Sunair Communications, Inc., the Company is engaged in the design, manufacture and sale of high frequency systems utilized for long-range voice and data communications in fixed station, mobile and marine strategic applications. Since 1956, Sunair Communications has maintained an established presence in domestic and international government and military markets, including the NATO community.
Information Regarding Forward Looking Statements
Some of the statements in this press release, including those that contain the words “anticipate,” “believe,” “plan,” “estimate,” “expect,” “should,” “intend” and other similar expressions, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements or those of the Company’s industry to be materially different from any future results, performance or achievements expressed or implied by those forward-looking statements. Among the factors that could cause actual results, performance or achievement to differ materially from those described or implied in the forward-looking statements include the inability to consummate future acquisitions or pursue growth opportunities, the inability to integrate acquisitions, the inability to raise additional capital to finance expansion, the risks inherent in the entry into new geographic markets, changes in regulatory conditions, competition, risks associated with general economic conditions and other factors included in the Company’s filings with the SEC. Copies of the Company’s SEC filings are available from the SEC or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.